EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the reference to VSO Petroleum Consultants, Inc. and the inclusion of our report dated March 21, 2019 in the Annual Report on Form 10-K for the year ended December 31, 2018, of Atlas Growth Partners, L.P., filed with the Securities and Exchange Commission.

VSO Petroleum Consultants, Inc.

By:	/s/ Stan S. Valdez
Stan S. Valdez
President

April 16, 2019

Montgomery, Texas